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Exhibit (a)(1)(M)

[E-MAIL TO OPTION HOLDERS]

To:
[E-MAIL ADDRESS]

From:
[E-MAIL ADDRESS]

Date:
December 15, 2006

Subject:	Important Changes to Option Exchange Offer:
	•	Additional eligibility requirement
	•	Extension of expiration until Thursday, December 21, 2006

        IF YOU ARE A MERCURY/HP EMPLOYEE WHO WILL REMAIN EMPLOYED THROUGH DECEMBER 21, 2006 WHOSE OPTIONS WILL NOT EXPIRE ON OR BEFORE DECEMBER 21, 2006, AND YOU HAVE ALREADY ACCEPTED OUR OFFER TO AMEND AND DO NOT WISH TO CHANGE OR WITHDRAW YOUR ACCEPTANCE, THEN YOU DO NOT NEED TO TAKE ANY ACTION.

        As you know, we have offered to amend certain stock options that are potentially subject to adverse tax consequences as a result of Section 409A of the U.S. Internal Revenue Code (the "Offer"). As a result of recent discussions with the Securities and Exchange Commission (the "SEC"), we have altered the eligibility requirements so that option holders may participate in the Offer only if they remain employees or other service providers of Hewlett-Packard (or one of our subsidiaries) on the Offer expiration date, which is the date that the options will be amended. In connection with this change, we have also extended the expiration of the Offer until 9:00 p.m., Pacific Time, on Thursday, December 21, 2006.

        The full requirements to be an "eligible option holder" under the Offer are now:

  (1)
  you must be subject to taxation in the United States,

  (2)
  you must hold otherwise eligible options to purchase common stock of Hewlett-Packard Company which remain outstanding on the last date on which this offer remains open for acceptance, and

  (3)
  you must remain an employee or other service provider of Hewlett-Packard (or one of our subsidiaries) through the expiration of the Offer.

        If you are no longer an eligible option holder as a result of this change, any election form you have submitted will be discarded and you will not participate in the Offer.

        Other than the additional eligibility requirement and the extension of the expiration date, no other material changes have been made to the Offer.

        Attached for your reference are links to updated copies of the material Offer documents, which reflect the above-discussed changes, including an updated (i) Offer to Amend the Exercise Price of Certain Options (the "tender offer document"), (ii) Election Form, and (iii) Withdrawal Form. If you have previously submitted an Election Form or Withdrawal Form that showed the prior expiration date, you need not submit a new form, unless you wish to change your election with respect to your eligible options.

        As noted above, the new expiration date of the offer is 9:00 p.m., Pacific Time on December 21, 2006. If you wish to participate in the Offer, you will need to fill out, sign, and date the Election Form. The Election Form must be received by the Company via fax no later than 9:00 p.m., Pacific Time, on December 21, 2006.

        As of 9 p.m., Pacific Time, on December 14, 2006, options representing 521,210 shares of common stock of Hewlett-Packard had been tendered in and not withdrawn from the offer.

        If you have any questions, please contact Jason Russell at Deloitte Tax LLP at HP409A@DELOITTE.COM.

LINKS:

(1)
Tender Offer Document (this is a very large file):

[LINK]

(2)
Election Form:

[LINK]

(3)
Withdrawal Form:

[LINK]

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  Exhibit (a)(1)(M)
[E-MAIL TO OPTION HOLDERS]